090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature]	**20100634909-44**
Ross Miller	Filing Date and Time
Secretary of State	**08/24/2010 1:30 PM**
State of Nevada	Entity Number **E0767682007-7**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Rockford Minerals Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Section No. 3 of the Articles has been amended from 10,000,000 authorized shares, par value $.001 with zero shares without par value, to 100,000,000 authorized shares, par value $.001 with zero shares without par value, and the attached Amendment to the Articles of Incorporation are hereby incorporated by reference in its entirety herein.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer Gregory J. Neely, Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ROCKFORD MINERALS INC.

1. The name of the corporation is Rockford Minerals Inc.

2. Its registered office in the State of Nevada is located at 534 Vegas Drive, Las Vegas, Nevada 89108. The name and address of the registered agent is EastBiz.com, Inc., 534 Vegas Drive, Las Vegas, Nevada 89108.

3. The nature of the business or purposes to be conducted or promoted by the Corporation are:

(a) The exploration and development of mining properties, including but not limited to gold, silver and other metals;

(b) To engage in any lawful act or activity for which corporations may be organized under the corporate law of the State of Nevada;

(c) To enter into partnerships, joint ventures, or other arrangements for sharing profits or cooperate with any entity carrying on any business capable of being conducted so as to benefit this Corporation; to acquire the assets and assume the liabilities of any entity and/or to acquire all or part of the stock of any corporation; to pay for the assets or stock in cash, stock or otherwise; to hold or dispose of the property so purchased; and to

conduct any business so acquired; or dispose of the property so purchased; and to conduct any business so acquired;

(d) To purchase, take, own, hold, deal in, broker, mortgage or otherwise encumber and to lease, sell, exchange, convey, transfer or in any manner dispose of real property;

(e) To borrow and lend money and to negotiate loans; to draw, accept and endorse notes, accounts receivable, bonds, stocks, debentures and other securities; to subscribe for, buy, sell, acquire, hold and dispose of shares of stock, bonds, accounts and other securities of any government, person or corporation; and to guarantee obligations of any other person or entity;

(f) To do any or all of the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or jointly, with natural persons or any legal entity; and

(g) To have one or more offices and to conduct any or all of its operations and business and to promote its objects within or without the State of Nevada, without restriction as to place or amount.

The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of these Articles of Incorporation.

In addition, the foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the objects or purposes of the Corporation or the general powers conferred on this Corporation by the laws of the State of Nevada.

4. The capital stock of the Corporation shall consist of common stock ("Common Stock"). The Corporation's Board of Directors is authorized to establish the actual number of shares of each class and series and determine, and change from time to time, by resolution the classes, series and numbers of each class or series of capital stock. The total number of shares of common stock, $.001 par value, which the Corporation shall have authority to issue is One Hundred Million (100,000,000).

(a) Preemptive Right. No shareholder of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(b) Voting Rights and Powers; Informal Action by Shareholders. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of capital stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of capital stock standing in their name. Unless otherwise provided by law, any action required to be taken

at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting pursuant to Section 78.320 of the Nevada Revised Statutes, if a consent in writing, setting forth the action so taken, shall be signed by shareholders representing not less than fifty-one percent (51%) of the voting capital power of all outstanding shares of voting stock entitled to vote.

(c) Dividends and Distribution.

(i) Cash Dividends. The holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor;

(ii) Other Dividends and Distributions. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

(iii) Other Rights. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

(d) Increase in Capital Stock. Except as otherwise provided in Section 78.207 of the Nevada Revised Statutes, an increase in the authorized

capital stock of the Company can be approved by a majority vote of the Board of Directors without shareholder consent.

(e) Decrease in Issued and Outstanding Stock. Except as otherwise provided in Section 78.207 of the Nevada Revised Statutes, a decrease in the issued

and outstanding Common Stock of the Company (a reverse split) can be approved

by a majority vote of the Board of Directors without shareholder consent.

5. The names and mailing addresses of the persons who are to serve as the directors of the Corporation until the next meeting of the shareholders and until their successors are duly elected and qualified is as follows:

Name	Mailing Address
Stephen Dewingaerde	369 Shuter Street Toronto, Ontario M5A 1X2 Canada
Gregory J. Neely	369 Shuter Street Toronto, Ontario M5A 1X2 Canada

6. In the furtherance and not in limitation of the powers conferred by statute hereof, the Board of Directors, upon a majority vote, is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation ("Bylaws").

7. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than fifty-one percent (51%) of the voting power of all outstanding shares of

voting stock, regardless of class and voting together as a single voting class.

8. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of Directors of the Corporation shall be determined from time to time by the Board of Directors by majority vote, provided that the number of the Directors shall not be reduced to less than one (1) and shall not be more than seven (7). The Director holding office at the time of the filing of this Amendment to the Articles of Incorporation shall continue as a Director until the next annual meeting and/or until their successors are duly chosen.

9. Except as otherwise required by applicable law, each Director shall serve for a term ending on the date of the next annual meeting of stockholders of the Corporation ("Annual Meeting").

10. Newly created directorships resulting from any increase in the number of Directors, or any vacancies on the Board of Directors resulting from death or resignation, shall be filled solely by a majority vote of the Board of Directors then holding office. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified or until such Director's death, resignation or removal, whichever first occurs.

11. Directors may be removed from office with or without cause and only by the affirmative vote of the holders of not less that fifty-one percent (51%) of the voting power of all outstanding shares of voting stock entitled to vote. Failure of an incumbent Director to be nominated to serve an additional term of office shall not be deemed to be a removal from office requiring any stockholder vote.

12. Any action required or permitted to be taken by the stockholders of the Corporation must be effective at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, or such action may be authorized or taken by the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and of these Articles have been satisfied.

13. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board or the Chief Executive Officer, or by the holders of twenty percent (20%) or more of the outstanding common stock of the Corporation. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

14. Meetings of stockholders of the Corporation may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of the Nevada Revised Statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

15. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and the stockholders shall not be personally liable for the payment of the Corporation's debts.

16. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in these Articles of Incorporation upon a majority vote of the Board of Directors or upon not less that fifty-one percent (51%) of the voting power

of all outstanding shares of voting stock entitled to vote.

17. The capital stock of the Corporation is nonassessable and has no preemptive rights.

18. The name and mailing address of the incorporator of the corporation is as follows:

Name	Mailing Address
Gregory J. Neely	369 Shuter Street Toronto, Ontario M5A 1X2 Canada

19. The Corporation shall have perpetual existence.

20. The Corporation shall, to the fullest extent permitted by the corporate law of the State of Nevada [NRS Title 7, Chap. 78], as the same may be amended and supplemented and by the By-laws of the Corporation, indemnify its directors and officers.

21. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the Secretary and Treasurer of the Corporation, does hereby make this Amendment to the Articles of Incorporation of the Corporation, as authorized by the Board of Directors of the Corporation, and does hereby declare and certify that it is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of August, 2010.

Gregory J. Neely, Secretary and Treasurer